Exhibit 16.1

Kramer Weisman and Associates, LLP

June 15, 2009

Securities and Exchange Commission
1010 F Street, NE
Washington, DC 20549

Re: 310 Holdings, Inc.

Dear Sirs:

We have read the statements included under Item 4.01 of Form 8-K/A dated as of June 15, 2009 of Freedom Environmental Services, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Lawrence Scharfman & Co. CPA P.A was approved by the Board of Directors or that they were not consulted prior to their appointment as auditors.

Yours truly,

Kramer Weisman and Associates, LLP

/s/ Kramer Weisman and Associates, LLP
Davie, Florida